EXHIBIT 23.2

CONSENT OF CERTIFYING ACCOUNTANT

Smart Truck Systems, Inc.
Moreno Valley, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 28, 2005, relating to the consolidated financial statements and December 15, 2005 with respect to the statements of changes in stockholders equity and Note 3 of Smart Truck Systems, Inc., which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Pollard-Kelley Auditing Services, Inc.
Pollard-Kelley Auditing Services, Inc.

Fairlawn, Ohio
February 23, 2006